HNI Corporation 408 East Second Street, Muscatine, Iowa 52761, Tel 563 272 7400, Fax 563 272 7347, www.hnicorp.com

News Release

For Information Contact:
Kurt A. Tjaden, Senior Vice President and Chief Financial Officer (563) 272-7400
Jack D. Herring, Manager, Investor Relations (563) 506-9783

HNI CORPORATION UPDATES EARNINGS GUIDANCE
FOR THIRD QUARTER AND FISCAL YEAR 2016

MUSCATINE, Iowa (September 19, 2016) – HNI Corporation (NYSE: HNI) announced today that revenue and earnings for the third quarter and fiscal year 2016 are expected to be below the Corporation’s previous outlook. Demand in the office furniture and hearth segments is expected to be lower than previously forecasted. Office furniture business sales will be lower than expected due to overall softer than anticipated demand, subdued small business confidence and lower than anticipated project activity. Hearth sales will be lower due to slower than expected housing starts, acquisition integration and acquired dealer transitions timing, and continued decline in pellet appliances. HNI now estimates third quarter sales to be down 4 to 7 percent compared to previous guidance of flat to up 3 percent. As a result, the Corporation expects third quarter non-GAAP earnings per diluted share to be in the range of $0.74 to $0.79 compared to its previous guidance of $0.90 to $0.95.

“Sales for the quarter did not develop as expected. Economic uncertainty is weighing on our markets making them more dynamic and difficult to predict than recent periods. Our operational performance continues to deliver strong results in a lower sales environment. Our businesses continue to compete well and we remain confident in our strategies as we respond to the changing environment. We maintain a positive long-term outlook,” said Stan Askren, HNI Corporation Chairman, President, and Chief Executive Officer.

The Corporation now estimates full year non-GAAP earnings per diluted share to be in the range of $2.50 to $2.70 on a sales decrease of 3 to 6 percent versus the prior year. This compares to prior guidance of non-GAAP earnings per diluted share of $2.80 to $2.95 on a sales decrease of 1 to 3 percent.

HNI expects to issue a press release updating third quarter 2016 financial results after market close on
Wednesday, October 19, 2016 and hold a conference call on Thursday, October 20, 2016 to discuss third quarter financial results and fourth quarter 2016 outlook.

About HNI Corporation
HNI Corporation is a NYSE traded company (ticker symbol:  HNI) providing products and solutions for the home and workplace environments. HNI is a leading global provider and designer of office furniture and the nation's leading manufacturer and marketer of hearth products. We sell the broadest and deepest selection of quality office furniture solutions available to meet the needs of every customer through an extensive portfolio of well-known and trusted brands. Our hearth products are the strongest, most respected brands in the industry and include a full array of gas, electric, wood and biomass burning fireplaces, inserts, stoves, facings and accessories. More information can be found on the Corporation's website at www.hnicorp.com.

Non-GAAP Financial Measures
To supplement our condensed consolidated financial statements, which are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures: gross profit, operating income, operating profit, and net income per diluted share (i.e., “EPS”). These measures are adjusted from the comparable GAAP measures to exclude the after-tax impacts of the selected items. Non-GAAP EPS is calculated using HNI’s overall effective tax rate for the period.

Transactions typically excluded from earnings include restructuring and transition costs and nonrecurring gains or losses.

The presentation of non-GAAP financial measures is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. In addition, these measures may be different from non-GAAP financial measures used by other companies, limiting their usefulness for comparison purposes.

We believe these non-GAAP financial measures provide investors with useful supplemental information about the financial performance of our business, enable comparison of financial results between periods where certain items may vary independent of business performance, and allow for greater transparency with respect to key metrics used by management in operating our business.

This release contains a forward-looking estimate of non-GAAP earnings per diluted share. We provide such non-GAAP measures to investors on a prospective basis for the same reasons we provide them to investors on a historical basis. We are unable to provide a reconciliation of our forward-looking estimate of non-GAAP earnings per diluted share to a forward-looking estimate of GAAP earnings per diluted share because certain information needed to make a reasonable forward-looking estimate of GAAP earnings per diluted share is difficult to predict and estimate and is often dependent on future events which may be uncertain or outside of our control. These may include unanticipated charges related to asset impairments (fixed assets, intangibles or goodwill), unanticipated acquisition related costs and other unanticipated nonrecurring items not reflective of ongoing operations. The unpredictable timing and variation of these charges could have a significant impact on our future GAAP results.

Forward-looking Statements
This release contains "forward-looking" statements based on current expectations regarding future plans, events, outlook, objectives and financial performance, expectations for future sales growth and earnings per diluted share (non-GAAP). Forward-looking statements can be identified by words including “expect,” “believe,” “anticipate,” “estimate,” “may,” “will,” “would,” “could,” “confident” or other similar words, phrases or expressions. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Corporation's actual future results and performance to differ materially from expected results. These risks include but are not limited to: general economic conditions in the United States and internationally; unfavorable changes in the United States housing market; industry and competitive conditions; a decline in corporate spending on office furniture; changes in raw material, component or commodity pricing; future acquisitions, divestitures or investments; the cost of energy; changing legal, regulatory, environmental and healthcare conditions; the Corporation’s ability to successfully complete its business software system implementation; the Corporation’s ability to implement price increases; changes in the sales mix of products; the Corporation's ability to achieve the anticipated benefits from closures and structural alignment initiatives; and force majeure events outside the Corporation’s control. A description of these risks and additional risks can be found in the Corporation's annual and quarterly reports filed with the Securities and Exchange Commission on Forms 10-K and 10-Q. The Corporation undertakes no obligation to update, amend or clarify forward-looking statements.

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